Unofficial Translation of Blue Square's 2008 Share Option Plan

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Blue Square - (Israel) Ltd. (the "Company”)

2008 Share Option Plan

1.	Purpose of the Plan

The Plan is intended to incentivize employees and officers of Blue Square - (Israel) Ltd., and of its Associated Companies (as hereinafter defined) for the purpose of encouraging them to contribute towards the development of its business or the business of Associated Companies and increase those employees’ identification with the Blue Square - Israel Ltd., or with its Affiliates.

2.	Definitions

2.1	Unless the context otherwise requires, the terms set out below will, in this Plan, bear the meanings set out opposite them:

“Option” -	means an option to purchase one share of the Company, pursuant to the terms of this Plan.

“Exercise Notice” -	has the meaning set forth in Section 7.4 hereof.

“Tax Provisions” -	means, in connection with the grant of Options, the tax provisions on the capital gain tax track by a trustee under Section 102.

“Company” -	means Blue Square- (Israel) Ltd., a company incorporated under the laws of the State of Israel.

“Grant of Options” -	means the grant of the Options by the Company to an Offeree by means of a Grant Letter (as those terms are hereinafter defined ).

“Ordinance” and/or “Income Tax Ordinance” -
means the Income Tax (New Version), 5721-1961, as amended from time to time, including Regulations and/or Rules and/or orders and/or any other provisions that have been ordered or issued by virtue thereof.

“Issue” -	means the issue of Options or shares of the Company to the Trustee on behalf of the Offeree.

“Associated Company” -	means a company that is a subsidiary of, or controlled by, the Company.

“Law”	means the laws of the State of Israel as amended from time to time and any other relevant law to which the Company is subject.

“Commencement Date” -	means the day on which the Vesting Period (as hereafter defined) of the Options shall start to run.

“Section 102 Rules” or the "Rules” -	means the Income Tax (Tax Concessions on Employee Share Issues) Rules, 5763-2003 or any rules in substitution therefor.

“Exercise Price” -
means the price that will be fixed by the Plan Manager (as hereinafter defined) pursuant to the provisions contained in Section 7.1 hereof, being the price that the Offeree will be required to pay to the Company in order to exercise one Option for one Exercise Share. It is clarified that the Exercise Price will not actually be paid but serve as a basis for calculating the benefit amount mentioned in Section 7.4 hereof.

“Merger” -
means any of the following: (1) the sale of all or most of the Company’s assets; (2) the sale (including a share substitution) of all or most of the issued share capital of the Company; (3) merger, or like transaction, of the Company with or within another corporation.

“Grant Letter” -
means a letter from the Company to the Offeree in which the Offeree will be given notice of the decision to allot to him Options pursuant to the terms of this Plan. The Grant Letter will, inter alia, set out the following matters: (1) the Tax Provisions; (2) the Exercise Price; and (3) the number of Options that are being granted to the Offeree.

“Manager” - and/or the "Plan Manager” -
means the Board of Directors of the Company or a committee of the Board that has been appointed and empowered by the Company’s Board to administer this Plan and/or any part thereof or decide on the making of grants thereunder.

“Share” or “Shares” -	means an ordinary NIS 1.00 par value share of the Company.

“Exercise Shares”-
means the shares that have been or will be allotted by the Company (including dormant shares within the meaning of that term contained in the Companies Law, 5759-1999) in consequence of an exercise of Options that have been granted to an Offeree, or pursuant to the terms of the Plan.

“Tax Track” -	means the capital gain tax track by a trustee, as set out in Section 102.

“Offeree” -	means an employee or officer of the Company or of an Associated Company to whom Options have been granted pursuant to the terms of this Plan.

“Trustee” -	means a trustee who has been appointed by the Company to hold on behalf of Offerees in trust the Options that are granted under this Plan and the Exercise Shares, as appropriate.

“Disability” -
means any permanent physical or mental impairment or sickness, from which as a result, the Offeree is incapable of continuing his employment at the Company or an Associated Company, all as determined by and at the exclusive discretion of the Company.

“Termination of Employment for Cause” -
means for purposes of this Plan - the termination of the Offeree’s employer - employee relationship with the Company or Associated Company - or basis for determining such employment, which: (1) are in circumstances in which it is possible to deny the Offeree by law, severance pay; or (2) involve dishonesty towards the Company or Associated Company, malice, breach of fiduciary duty, disclosure of confidential information concerning the Company’s or Associated Company’s business, or material breach of the employment agreement.

“Section 102” -	means Section 102 of the Ordinance.

“Retirement” -	means within the context of the conclusion of the employer - employee relationship, the Offeree’s attaining the retirement age as described by Law.

“Control” or “Controller” -	has the meaning of “Controlling Party” defined under Section 102 of the Ordinance.

“Plan” or “Option Plan” -	means this Plan, as amended from time to time.

“Vesting Period” -	means the period at the end of which the Offeree is entitled to exercise the Options that have been granted to him, subject to the conditions of the Plan.

“Restriction Period” -	means the period during which the Options and Exercise Shares will be held by the Trustee for the benefit of the Offeree, or pursuant to the provisions contained in Section 102 and the Tax Track.

“Option Term” -	means, in relation to Options that have been granted but not exercised - the periods specified in Section 9 hereof.

2.2	General

Without derogating from the interpretation of the definitions set out in Section 2.1 above, all expressions used in this Plan relating to an individual will similarly include the plural, and vice versa, and any expression relating to one gender will similarly apply to the other, save where the context indicates otherwise.

3.	Shares Designated for the Grant of Options

The aggregate number of the Exercise Shares that will be allotted under this Plan and any amendment thereto, will be up to five million Shares that, as of the present date, constitute 11.53% of the Company’s issued share capital on the date of the approval of this Plan by the Company’s Board (not fully diluted). Such number of Shares will be subject to adjustments that will be required in order to implement the provisions of the Plan pursuant to Section 4 hereof.

In the event of the lapse of an Option that has been granted pursuant to the terms of this Plan (without having been exercised), either as a result of the termination of the Option Period (as defined in Section 9) or as a result of the lapse thereof in respect of any other cause as set out in this Plan, the lapsed Option will revert to the pool of Options that are held by the Trustee employed by the Company, and from which the Company may grant Options to Offerees under the provisions of this Plan.

4.	Adjustments

4.1
Should the Company distribute bonus shares whose effective date for distribution will fall after the date of the approval of this Plan by the Company’s Board of Directors and after Options under this Plan have been allotted, but prior to the exercise of the Options that are exercisable according to Section 7.2 hereof (but prior to the Offeree’s right to exercise the same having lapsed) the number of shares to which the Offeree is entitled at the time of exercising Options will increase by the number of shares that the Offeree would have been entitled to as bonus shares had he exercised the Options before the effective date for the distribution of the bonus shares. The Exercise Price of each Option will not change as a result of the increase of the number of the Exercise Shares to which the Offeree is entitled following a distribution of bonus shares.

4.2
In the event of a split or consolidation of the Company’s share capital or any other substantially like act pertaining to corporate capital, the Company will effect the changes or adjustments required to prevent a dilution or increase of an Offeree’s rights under the Plan in relation to the number and class of Exercise Shares in respect of unexercised Options that are exercisable according to Section 7.2 hereof by the Offeree and/or in relation to the Exercise Price of each Option.

4.3
The Plan Manager may determine in specific grants that a full or partial adjustment of the Exercise Price will be made in the event of the Company distributing dividend (in cash or in specie) for which the effective date for distribution will fall after the date of the approval of this Plan by the Company’s Board of Directors and after the issue of Options thereunder, but prior to the exercise of Options that are exercisable according to Section 7.2 hereof, and prior to the Offeree’s right to exercise the same having lapsed.

4.4
The Plan Manager may decide that if rights to acquire any securities are offered to the Company’s shareholders by way of a rights issue, the Company will take action to ensure that the rights will be offered on the same terms, mutatis mutandis, as those to the holders of the as yet unexercised Options and prior to the Offeree’s right to exercise the same having lapsed, as if such holders of Options had exercised their options immediately prior to the effective date for determining the right to participate in such rights issue. The number of Exercise Shares will not increase as a result of the issue of such rights issue. In the alternative, the Plan Manager may decide that the Exercise Price of each option will be adjusted to the extent of the value of the benefit to the shareholder resulting from the rights issue, if and to the extent such benefit exists.

4.5
In any event where, as a result of the adjustments specified in this Section, the Company will be required to allot fractional shares, the Company will not allot such fractional shares and the number of shares that will be allotted to the Offeree will be rounded up to the nearest complete share.

4.6	Merger

In the event of a Merger transaction, the Plan Manager may, at its exclusive discretion, decide:

(a)
If and how the Vesting Period of Options that have not vested will be accelerated and if Options whose Vesting Period has not been accelerated will be cancelled, sold, redeemed by the Company or substituted;

(b)
If and how Options that have vested (including Options whose Vesting Period has been accelerated as mentioned in Sub-Section (a) of Section 4.6 above) will be cancelled, exercised, substituted and/or sold by the Trustee or the Company (as appropriate) on behalf of the Offerees; and

(c)	How the Exercise Shares that are held on behalf of the Offeree by the Trustee will be substituted and/or sold by the Trustee on the Offeree’s behalf.

(d)	To determine any provision and effect any act and/or adjustment in connection with the Options and the terms thereof, to the extent this will, at its discretion, be required.

5.	Administration of the Plan

5.1	Powers

Subject to the provisions of the Law, the Company’s documents of incorporation and any other resolution of the Company’s Board of Directors, the Plan Manager will, at its exclusive discretion, be empowered to exercise all the powers and authorities (subject to receiving the approval of the Board of Directors and/or shareholders meeting, if such approvals are required by law), regardless of whether such powers and authorities have been expressly granted by the Plan or are required or desirable for the purpose of administering the Plan, including, but without derogating from the generality of the foregoing,:

(a)	To decide:

(1)	Who will be the Offerees under the Plan, the number of Options that will be granted to each Offeree and the Exercise Price of the Options;

(2)	The Vesting Period that will apply to the Options;

(3)	The Tax Track that will apply to the Options granted;

(4)	The date and/or dates on which Options will be granted;

(5)	Whether, to what extent and under what circumstances it will be possible to cancel, substitute or waive an Option or vary the terms thereof;

(6)	Any term or condition by which the Option will be granted, in addition to those that are set out in this Plan;

(7)	To take any measure or effect any act that is required or desirable in order to administer and implement the Plan.

(b)	To interpret any provision of the Plan and effect any act that is required as a result of such interpretation, including:

(1)	According to Section 16.1, to accelerate the dates on which the Options granted may be exercised;

(2)	Exercise the powers that are conferred upon it pursuant to the provisions of the Plan;

(3)	To the extent necessary - interpret and direct how any of the provisions of the Plan should be performed.

(c)	To vary the terms of, or cancel, the Plan.

(d)
For the avoidance of doubt it is clarified that no interpretation, decision or act of the Plan Manager will deviate from the provisions of the Law, and no waiver or amendment to or of any of the terms of the Plan will materially affect the rights of the Offerees in respect of the Options that have been granted under the Plan, without the prior consent of those Offerees having been granted, save that no consent will be required of any of the Offerees for amendments that have been made pursuant to a power set in this Plan or in the Grant Letter.

6.	Issue of Options

6.1	Conditions for the Issue of the Options

Subject to all of the approvals that are required under any law being obtained for the Plan and for performing the grants thereunder, Options may be granted on any date falling after 30 days of the date of the filing of the application to approve the Plan with the tax authorities in Israel. The Options will be allotted to Offerees without consideration, and will not be listed for trading on a stock exchange.

6.2	Grant Date and Issue Date

The date on which a binding decision of the Company is made to grant to an Offeree Options pursuant to the terms of this Plan will be deemed to be the Grant date for purposes of this Plan.

The date on which the Company notifies the Trustee that Options pursuant to the provisions of this Plan have been allotted in its name on behalf of the Offerees will be deemed to be the Issue date for purposes of this Plan.

7.	Exercise of the Options

7.1	Exercise Price

Unless otherwise decided by the Plan Manager, the Exercise Price that will be paid to the Company in respect of exercising one Exercise Share resulting from an exercise of one Option, will be set on the Grant date, set out in the Grant Letter, but will in no case be less than the nominal value of the Share.

7.2	Vesting Period - Exercise Dates of the Options

Unless otherwise decided by the Plan Manager on the Grant date or on any other date, the Options that will be granted to an Offeree on any particular date will vest and be exercisable pursuant to the time schedule set out below on condition that the Offeree will be employed by the Company or Associated Company on the Issue Date and on the Vesting Date. Unless otherwise prescribed by the Plan Manager, for the purpose of this Section, the Commencement Date will be the Issue date:

7.2.1	2/3 of the Options will be exercisable at the expiration of two years from the Commencement Date;

7.2.2	1/3 of the Options will be exercisable at the expiration of the third year after the Commencement Date, in addition to the Options that will be exercisable according to sub-Section 7.2.1;

7.2.3
Receipt of Options according to this Plan and/or the exercise thereof by an Offeree who is an employee of the Company or of an Associated Company is conditional and depends on the Offeree being bound to the Company or to the Associated Company, (as appropriate), by personal contract only, including persons who have become employed under a personal contract pursuant to the special collective agreement existing between the Company and the New General Employees Trade Union and the Workers Committee of Blue Square dated 16th July, 2007 or pursuant to Section 5 of the Addendum to the General Collective Agreement dated 3 February, 1994, and is not subject to the framework collective agreements that apply to the Company’s employees, to the satisfaction of the Plan Manager. Without derogating from the Plan Manager’s power described above, an Offeree who raises claims that the framework of the collective agreements that apply to the Company’s employees for any purpose, applies to him, will be regarded as a person with respect to whom the condition precedent mentioned in this Section will not have been fulfilled and the Options that have been allotted to him will expire, regardless of whether the Company has agreed to such claims by him, or not.

7.3	Minimum Exercise

No Offeree may exercise Options having a benefit value lower than 100 U.S. Dollars or such other minimum sum that will be determined by the Plan Manager, except where the exercise is for the balance of the Vested Options belonging to the Offeree.

No Options may be exercised for partial shares.

The exercise of part of the number of Options that have been granted to an Offeree will not cause the lapse, termination or cancellation of the remaining Options that are held on his behalf by the Trustee, and which have yet to be exercised by him.

7.4	Method of Exercise

Options under this Plan may be exercised upon the following conditions being fulfilled, and in accordance therewith only:

(a)	Exercise of the Options

Subject to the provisions of this Plan and to the procedures of the Company, including the enforcement procedure regarding insider information, the Offeree may exercise all or some of the Options during the Option Term (as defined in Section 9 hereof) by sending written notice of exercise signed by the Offeree to the Company’s registered office and the Trustee, such notice to include, inter alia, the Offeree’s name and I.D. number and the number of Options that the Offeree wishes to exercise (the "Exercise Notice”). An Exercise Notice will be delivered to the Company on a trading day (on the Tel Aviv Stock Exchange) only. The Plan Manager may vary the form of the Exercise Notice or the method of its dispatch.

(b)	Method of Exercise

The Company will, on the date of receiving the Exercise Notice (and where the Exercise Notice has been received after 13:00, on the trading day next following receipt of the Exercise Notice by the Company) (the "Exercise Day”) allot the Exercise Shares, the number thereof being computed according to the following formula:

(A x B) - (A x C)
B

Where:
A -	the number of Options that the Offeree wishes to exercise as determined in the Exercise Notice;
B -	the base price in shekels of the Company’s share on the stock exchange, on the Exercise Day;
C -	the Exercise Price in shekels for each Option.

Fractional shares that are equal to or higher than 0.5 will be rounded up, and fractional shares that are lower than 0.5 will be rounded down.

It is also clarified that the Offeree will in any event pay the nominal value of the Exercise Shares. The Plan Manager may determine how the Offeree will pay such nominal value, including the means of deducting such sum from the Offeree’s salary or by check or cash that will be remitted by the Offeree to the Company.

The following are numerical examples for illustration only:

Assuming the exercise of 100 Options by any Offeree, where the Exercise Price of each Option is NIS.100 and the base price of the Company’s share on the stock exchange on the Exercise Day stands at NIS.120, the number of the Exercise Shares that will be allotted to the Offeree will be 17, and the Offeree will pay for them, NIS.17.

(c)	Allotment of Shares

The Company will, on receiving the signed Exercise Notice and payment of the nominal value of the Exercise Shares, allot the Exercise Shares to the Trustee or the Offeree, depending on the appropriate Restriction Period and tax arrangement, as the case may be.

(d)	Exercise Expenses

Expenses of the exercise and any commission involved therein, will be borne by the Offeree.

8.	Waiver of Options

The Offeree may, on any date prior to the lapse of the Options granted, waive rights to the Options that have been granted to him by giving written notice to the Company’s registered office. The notice of waiver will set out the number of Options that have been granted to the Offeree and which he waives, and be signed by the Offeree.

Upon receipt of the notice of waiver by the Company, the Options will lapse and revert to the pool of Options that are held by the Trustee acting for the Company, and from which the Company may grant Options to the Offerees under the terms of this Plan.

9.	Option Term

Unless they have lapsed previously according to the terms of this Plan, all the Options that have been granted but not exercised according to this Plan will lapse and be cancelled at 17:00 (Israel time) at the end of the period prescribed for the exercise thereof in the resolution of the grant, and as set out in the Grant Letter, until the vesting thereof as set out in Section 7.2 above.

10.	Termination of Employment

10.1	Termination of Employment

If the Offeree ceases to be an employee or officer of the Company or of an Associated Company for any reason (the “Termination of Employment”), except in cases of death, retirement, disability or termination of employment for cause, the Options that have been granted to the Offeree and which have vested but have not yet been exercised by the date of the Termination of Employment (as determined by and at the exclusive discretion of the Company or the Associated Company) (the "Exercisable Options”), may be exercised if they have not previously lapsed, according to the earlier of: (1) 30 days from the date of the Termination of Employment; (2) the date of expiration of the Option Term.

The remaining Options that have been granted to the Offeree will lapse on the date of the Termination of Employment.

10.2	Termination of Employment for Cause

In the event of Termination of Employment for cause, all the Offeree’s rights to exercise the Options that have been granted to him, whether or not the Options have vested by the date of the Termination of Employment, will lapse upon the Company or the Associated Company giving notice of its intention to terminate the working relationship with him.

If, after Termination of the Employment but before the Options have been exercised, the Plan Manager will determine that the Offeree has acted - either before or after the Termination of the Employment - in a manner that justifies the termination of the employment for cause, then the Offeree’s right to exercise Options that have been granted to him will lapse on that date, whether or not they have vested.

A determination by the Plan Manager of conduct justifying Termination of Employment for cause will be final in all respects in connection with this Plan.

10.3	Termination of Employment as a Result of Retirement, Disability or Death

In the event of Termination of Employment as a result of retirement, disability or death, the Options that have been granted to the Offeree and which have vested but have yet to be exercised by the date of the Termination of Employment, will be exercisable by the Offeree or his heirs (as the case may be) until the date of the expiration of the Option Term.

The Offeree (or his heirs, as the case may be) will additionally be entitled to exercise a proportional part of the Options that have not yet vested on the date of the Termination of Employment, as follows:

Where:

A -	Is the period in days that the Offeree worked from the last vesting date of the Options that have already vested until the date of the Termination of Employment.
B -	Means the period of days from the last vesting date of the Options that have already vested until the vesting date of the next portion, during which Termination of the Employment occurred.
C -	Means the number of Options comprised in the next portion, during whose vesting term Termination of the Employment occurred.

In light of the foregoing, the proportionate part of the Options that have not yet vested and which may be exercised will be:

A	x C
B

For example, an Offeree who has been granted 400 Options whose vesting period is as set out below - having 200 Options then will vest and be exercisable at the end of two years after the date of issue, 100 Options will vest and be exercisable at the end of three years from the date of issue, and 100 Options will vest and be exercisable at the end of four years from the issue date, and Termination of the Offeree’s Employment occurs after two years and 90 (ninety) days from the Commencement Date, will be entitled to exercise in addition to the 200 Options that have vested and 25 additional Options, according to the following calculation:

90	x 100	= 25
365

The remaining Options that were granted to the Offeree will lapse on the date of the Termination of Employment.

10.4	Discretion

The Plan Manager may, at its exclusive discretion, extend the periods prescribed in Sections 10.1 - 10.3 above or enable an Offeree to exercise Options, even if the Vesting Period thereof as prescribed in Section 7 above, has not yet passed, after Termination of Employment.

10.5	Change of Workplace or Provision of the Service

The Offeree’s right to the Options that have been granted to him under the Plan or to exercise the same will not end or lapse merely as a result of the Offeree having gone to work for, or the services that were supplied as an employee or officeholder having passed from the Company to, an Associated Company or vice-versa.

11.	Tax Provisions

11.1	Allotment Track by a Trustee

The Company will grant Options to Israeli Offerees pursuant to the Capital Gain Tax track by a trustee, as laid down in Section 102 or the 102 Rules.

In accordance with the requirements of Section 102, the Company will appoint a Trustee to hold in trust for the benefit of the Offeree, the Options that will be allotted for the Offerees and the Exercise Shares that will be allotted upon the Options being exercised.

The Restriction Period of the Options will be not less than 24 months from the day on which the Options have been allotted to the Trustee on behalf of the Offeree, or for a different period as determined in any amendment to Section 102.

Subject to the conditions of Section 102 and the Rules, an Offeree will not be able to receive from the trustee, sell or effect any disposition whatsoever with, the Exercise Shares before the expiration of the Restriction Period. An Offeree selling or transferring from the Trustee the Exercise Shares before the expiration of the Restriction Period (a “Breach”), after having received the Company’s approval to do so, will pay all the taxes that are required to be paid following the Breach according to Section 7 of the Rules. After the expiration of the Restriction Period any sale or disposition of the Exercise Shares will be liable to tax as stated in Section 102 and the Rules.

In the event of a distribution of rights, including bonus shares, by virtue of the Options that have been allotted (the “Additional Rights”), all the Additional Rights will be allotted to the Trustee for the benefit of the Offerees and be held by the Trustee until the expiration of the original Restriction Period of the Options in respect of which the Rights have been allotted and the conditions of the Tax Track will apply to such Additional Rights.

11.2	Cumulative Conditions

The Restriction Period is in addition to the Vesting Period specified in Section 7.2 above (or in the Grant Letter). The Restriction Period and the Vesting Period may overlap, but neither of them constitutes a substitute for the other, and each of them constitutes an independent condition of the Options granted.

11.3	Election of Tax Track

The election of the Tax Track by the Company will apply to every employee to whom Options have been allotted under this Plan, and to any allotment of Options that will be made in the year following the expiration of the year in which the first allotment will be made, according to this Plan, and thereafter.

11.4	Trust Agreement

The appropriate terms of the trust that derive from the Tax Track will be set out in a trust agreement that will be signed between the Company and the Trustee (the “Trust Agreement”).

12.	Holding Period of the Shares in Trust

Unless otherwise decided by the Plan Manager, the Exercise Shares and the Additional Rights that have been allotted by the Company to the Trustee will be held by the Trustee for the benefit of the Offeree for a period that will not exceed three years from the date of the expiration of the Option Term. The Plan Manager will instruct the Trustee with respect to the method of transferring the Exercise Shares and the Additional Rights mentioned.

13.	Rights as a Shareholder of the Company

The shares that will result from an exercise of any Options under this Plan (the "Exercise Shares”) will have equal rights to those of the Company’s Shares in all respects, immediately upon their allotment and be entitled to any dividend or other benefit for which the effective date of the right to receive the same falls on or after the allotment date.

As of the date of the approval of this Plan, the Company’s Shares are traded on the Tel Aviv Stock Exchange Ltd., (and are also traded as American Depositary Shares) on the New York Stock Exchange (NYSE). It is hereby clarified that the allotment of the Options and/or the Exercise thereof against shares is subject to the provisions of the Securities Laws in Israel and the United States and the Rules of the respective stock exchanges in Tel Aviv and New York, as existing from time to time. Neither this Plan or the grant of Options for shares of the Company thereunder will create any representation and/or assurance of the Company that the Company’s shares will continue to be traded on any of the stock exchanges mentioned above or on any other exchange. It is hereby clarified that even if the Company’s shares will be traded on the Exercise Date in the United States and/or in any other country (other than Israel) the Company makes no undertaking that the Shares that will result from an exercise of the Options will be listed for trading on the United States and/or in the other country and/or may be sold on a foreign exchange, as stated above.

Inthe event of the Offeree being entitled to receive rights and/or bonus shares and/or any other right to the extent it is conferred upon the Offeree by virtue of the Options and/or the Exercise Shares (the "Rights”), and on the effective date for distributing the Rights, the Options and/or Exercise Shares are held by the Trustee, the Rights will be transferred to the Trustee, who will deduct tax at source as required by law (if and to the extent this will apply) and all the Rights will be allotted to the Trustee for the benefit of the Offerees and be held by the Trustee until the expiration of the Restriction Period of the Options in respect of which the Rights were allotted and the conditions of the Tax Track will apply to such additional Rights.

In the event of the Company distributing dividend in cash and on the effective date for distributing the dividend, the Trustee held Exercise Shares on behalf of any of the Offerees, the Company will remit the dividend amounts to the Trustee in respect of the Exercise Shares that are held by the Trustee, for each Offeree, the Trustee will deduct tax at source as required by law (if and to the extent it is required) and thereafter will remit the dividend amounts (after deduction of tax) to the Offeree.

14.	Absence of Special Rights on Employment

This Plan shall not in any way operate to grant any right whatsoever to the Offeree for continued employment or provide services to the Company or to the Associated Company nor will it operate to impede in any way any right of the Company or the Associated Company to terminate the employment or provision of the services by the Offeree or increase or reduce the salary that is given to the Offeree.

15.	Restrictions on Transfer of the Options

The Options may not be sold, assigned, transferred, charged, attached or disposed of in any other way, save by testamentary disposition or on intestacy. The Trustee will not transfer Options to any third party, (including the Offeree) except pursuant to the instructions that will be received from the Plan Manager.

16.	Provisions regarding the Vesting Periods of the Options and Restrictions on the Exercise Shares

16.1	Acceleration

The Plan Manager may, at its exclusive discretion, decide that in certain circumstances, that will be set out in the decision, justify acceleration of the Vesting Period of all or any of the Options that have not yet vested, this being in relation to all, some or any of the Offerees.

16.2	Lock-up Period

In addition to the Restriction Period dictated by Section 102, and in addition to the restrictions imposed by virtue of any other legal provisions, including the Company’s procedures regarding the prohibition of the use of insider information, the Plan Manager may, at the request of the underwriters at the time of the offering of the Company’s securities to the public, decide that the Exercise Shares will be subject to a lock-up period as recommended by the Company’s Board of Directors, during which the Offerees or any of them will not be permitted to sell those Shares.

17.	Voting

As long as Exercise Shares are held for the benefit of Offerees by the Trustee, the Offeree may vote in respect of those Shares. The Company will send notices of general meetings of the Company to the Trustee and the Trustee will pass such notices to each Offeree under the Plan. An Offeree wishing to attend the general meetings of the Company or exercise his right to vote in respect of the Exercise Shares that are held for his benefit by the Trustee, will turn to the Trustee in writing at least 14 days prior to the date of the meeting and the Trustee will forward a power of attorney to the Offeree for attending the general meeting and vote in respect of the Exercise Shares that are held for the benefit of the Offeree by the Trustee, in accordance with the procedure that has been set by the Company for all of its shareholders.

18.	Taxation

This Plan will be subject to, construed in accordance with and fulfil all of the requirements of Section 102, and any written approval from the tax authorities in Israel. All the tax ramifications pursuant to any Law that will result from the grant or allotment of the Options or the Exercise Shares, realization of the Options or holding or sale of the Exercise Shares (or of any other security that will be allotted under the Plan), by or on behalf of the Offeree, will be paid for by the Offeree. The Offeree will indemnify the Company or the Associated Company as appropriate, and absolve them from any responsibility for the payment of any tax or of any penalty, interest or linkage.

19.	Deduction of tax at source

At any time that payment is required from the Offeree or the Company or the Associated Company by means of deduction of tax at source in connection with the Options that are granted to the Offeree or the Exercise Shares, the Company or the Associated Company may demand from the Offeree an amount sufficient to cover any such demand for deduction of tax at source and on any event occurring in which shares or any other asset other than cash is transferred in consequence of an exercise of Options, the Company or the Associated Company will have the right to demand from the Offeree remittance of an amount in cash that is sufficient to fulfil any such demand for deduction of tax at source, and if such sum is not remitted on due date, the Company or the Associated Company will have the right to hold or offset (subject to the Law) the Shares or any other such asset until the transfer of such payment by the Offeree.

Before payment of the tax applicable as mentioned in Section 7 of the Rules has been paid, the Options or the Exercise Shares will not be transferrable, assignable, pledgable, attachable or otherwise voluntarily chargeable nor will any power of attorney or deed of transfer be given in respect thereof whether such are of immediate effect or will be of effect at a future date, except for a transfer by testamentary disposition or on intestacy; and on a transfer of the Options or the Exercise Shares by virtue of testamentary disposition or intestacy, the provisions of Section 102 and those of the Rules will apply to the heirs or transferees of the Offeree.

20.	Prohibition against transferring Options

The Trustee will not transfer Options to any third party (including the Offeree) except pursuant to instructions that will be received from the Plan Manager.

21.	Rights Transferred on Death

A transfer of rights to Options or Exercise Shares pursuant to a will or by operation of law will be valid and binding on the Company only after the following certifications, signed and authenticated by a notary, will have been furnished to the Company:

(a)	A written transfer request and a copy of the legal document creating or affirming the person’s right to act in relation to the Offeree’s estate and creating or affirming the transferee’s right;

(b)
The written agreement of the transferee to pay any sum in relation to the Options or the Exercise Shares and agreement to pay any payment that is required pursuant to the terms of the Plan and also agreement to abide by all of the terms of the Plan; and

(c)	Such other evidence as will, in the opinion of the Plan Manager, be required in order to substantiate the right to transfer the Options or the Exercise Shares and effectiveness of the transfer.

22.	Absence of other rights to the Options

Subject to the provisions of the Plan, no person other than the Offeree will have any rights in relation to the Options that have been allotted to the Offeree under the Plan.

23.	Expenses and Proceeds

Expenses incurred in relation to administering and implementing this Plan will be borne by the Company. The Company may apply any proceeds receivable following the exercise of any Option for its general purposes and other corporate objectives.

24.	Required Approvals

The Plan is subject to the receipt of all the approvals that are required according to Section 102 and the Law.

25.	Law

This Plan and all the documents incidental thereto that have been delivered or signed by the Company or Associated Company in connection with this Plan will be construed, administered and be subject to the laws of the State of Israel or to such other law that is applicable to the Company.

26.	Reference to the Offerees

There will be no obligation to treat all of the Offerees in the same way.

27.	Deviations

In the case of any deviation between the terms of this Plan and the Grant Letter, the terms of the Plan will, unless otherwise stated, prevail.

28.	Undertakings of the Offeree

Upon receiving Options according to the Plan, the Offeree: (1) agrees and acknowledges that he or she has received and read the Plan and the Grant Letter; (2) undertakes to fulfil all of the conditions set out in Section 102 (including those pertaining to the Tax Track), the Section 102 Rules, the Plan, the Grant Letter and the Deed of Trust; and (3) subject to the terms and conditions of Section 102 and the Rules, the Offeree undertakes not to sell or remove the Exercise Shares from the trust prior to the expiration of the Restriction Period (if and to the extent it exists); (4) agrees and acknowledges that he or she has no claims in relation to the Options that have been allotted to him/her and in relation to the Exercise Shares that will result therefrom, including claims in relation to the value thereof, the rights attaching thereto and that the Options and/or the Shares will be allotted to him or her without any representation on the part of the Company and/or of anyone on its behalf, including in connection with the Company and/or its business and/or activity and/or results.

29.	Term of the Plan

The Plan Manager may grant Options under this Plan for a period of three years from the date on which Options are first granted under this Plan. After such period, the Plan will lapse and it will no longer be possible to grant or allot Options thereunder, it being clarified that nothing contained in this Section shall derogate from the Option Term as provided in Section 9 of the Plan.

END

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